EX-99B(h)(4)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

EACH OF THE ENTITIES

LISTED ON SCHEDULE A HERETO

AND

BOSTON FINANCIAL DATA SERVICES, INC.

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of April 11, 2005, by and between each of the entities listed on Schedule A hereto and each being an entity of the type set forth on Schedule A and organized under the laws of the state of Delaware, each with a principal place of business at 525 Market Street -12th Floor, San Francisco, California 94105 and each of which is acting on its own behalf and on behalf of each of the portfolios listed under its name in Schedule A, as revised from time to time, (jointly and severally, such portfolios shall be referred to hereinafter as the “Fund” or “Funds”), but not jointly with any other entities listed on Schedule A, and Boston Financial Data Services, Inc. a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).

WHEREAS, each Trust (as used hereinafter, the term “Trust” shall refer jointly and severally to the trust entities set forth on Schedule A hereto, and to each Fund listed on Schedule A, as revised from time to time, as the context requires) is a Delaware statutory trust registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended, which currently consists of the Funds listed under its name on Schedule A; and

WHEREAS, the Trust desires to appoint the Transfer Agent as Transfer Agent and Dividend Disbursing Agent for all common shares of beneficial interest of each Fund of each Trust and, of shares of common stock of each Fund of each Trust (collectively referred to as the “Shares”), and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Appointment

A.	Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, the transfer agent and dividend disbursing agent for the Shares and for the Shares of future portfolios of the Trust.

B.	The Transfer Agent hereby accepts such appointment and agrees that it will act as the Trust’s Transfer Agent and Dividend Disbursing Agent. The Transfer Agent agrees that it will also act as agent in connection with the Trust’s systematic withdrawal plan and automatic investment plan accounts and other open accounts or similar plans for shareholders, if any.

C.	The Trust agrees to use its best efforts to deliver to the Transfer Agent, as soon as they are available, all of its shareholder account records for any new Fund of the Trust.

1.2	Duties

The Transfer Agent will perform the following services as Transfer Agent and Dividend

Disbursing Agent for the Trust, and as agent of the Trust for shareholder accounts thereof:

(a) Establish each Fund shareholder’s account on the Transfer Agent’s record keeping system and maintain such account for the benefit of such Shareholder in accordance with the Transfer Agent’s present written procedures (the “Procedures”) with such changes or deviations therefrom as have been (or may from time to time be) agreed upon in writing by the Transfer Agent and the Trust;

(b) Receive for acceptance and process, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust authorized pursuant to the organizational documents of the Trust (the “Custodian”);

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e) In respect to the transactions in items (b), (c) and (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Trust;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by the Trust;

(i) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(j) Record the issuance of Shares of the Trust and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust;

(k) Provide certain agreed upon services to 403(b), Keoghs, 401(k), pension, and profit sharing plans, individual retirement accounts (“IRAs”), SIMPLE-IRAs, and SEP-IRAs (“Retirement Accounts”) directly investing in the Trust, in accordance with federal rules and regulations and other mutually agreed upon procedures;

(l) Provide information and reports to assist the Trust in monitoring short-term trading in the Trust, in accordance with mutually agreed upon procedures;

(m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry, electronic instructions, including email communications, which have been prepared, maintained or provided by the Trust or any other person or firm on behalf of the Trust or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests, the Transfer Agent may rely on the Trust to ensure that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Trust will require the broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Trust’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(n) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfers and rollovers in accordance with the Procedures;

(o) Cooperate with the Trust to establish, and thereafter maintain access to all appropriate computer or other systems for use by the Trust in servicing Shareholders;

(p) Comply with the confidentiality procedures that have been mutually agreed to by the Trust and the Transfer Agent in this Agreement or set forth in the Procedures;

(q) If requested by the Trust (and as mutually agreed upon by the parties as to any reasonable out-of-pocket expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses, and U.S. Treasury Office of Foreign Assets Control and all matters relating to the foregoing);

(r) Perform such services as are required in order to comply with Rule 17Ad-17 of the Exchange Act (the “Lost Securityholder Rule”), including, but not limited to, (i) documentation of search policies and procedures; (ii) execution of required searches; (iii) tracking results and maintaining data sufficient to comply with the Lost Securityholder Rule; and (iv) preparation and submission of data required under the Lost Securityholder Rule. The Transfer Agent may, in its sole discretion, use the services of a third party to perform some of or all such services; and

(s) Process certain periodic fees on accounts ad directed by the Trust, including, but not limited to, the IRA custodial fee and low balance account fees.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any automatic investment plan or systematic withdrawal plan), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing confirmation and statement information for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, providing information for activity statements for Shareholders, and providing Shareholder account information;

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 9:00 AM Eastern Time, or such earlier time as the Trust may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trust’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and providing a system which will enable the Trust to monitor the total number of Shares sold in each State;

(d) National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on DST Systems, Inc. computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e) Service Levels. Maintain a quality control process designed to provide a consistent level of quality and timeliness for its transaction processing. The parties agree that the Transfer Agent’s performance under this Agreement will be measured against mutually agreed upon service level arrangements, which will be established by the parties in connection with, or as soon as practicable following, the execution of this Agreement and made a part hereof as Schedule 1.2(e) (the “Service Level Arrangements”). The Trust agrees to cooperate with the Transfer Agent in its effort to resolve any performance issues in the manner to be set forth in the Service Level Arrangements. In order that the Transfer Agent may reasonably estimate the staffing needed to maintain the Service Level Arrangements, the Trust agrees to communicate to the Transfer Agent its sales and volume projections prior to the beginning of each quarter. The Trust shall also provide the Transfer Agent with advance notice of any product development, sales or marketing campaigns that the Trust determines may impact the volume of transactions. The parties shall review and discuss the Service Level Arrangements annually and shall make such changes therein as to which they mutually agree;

(f) Anti-Money Laundering Delegation. Perform the anti-money laundering (“AML”) duties delegated by the Trust, as described in the attached schedule (“Schedule 1.2(f) entitled “AML Delegation”), which may be changed from time to time subject to mutual written agreement between the parties;

(g) SAS70. The Transfer Agent will furnish to the Trust, at least annually, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and services as the Trust may reasonably request. The Transfer Agent agrees to consider reasonable suggestions from the Trust in determining the scope of the SAS70 Report.

(h) Certifications. Upon request of the Trust, the Transfer Agent will provide to the Trust on a monthly basis a Sarbanes-Oxley certification with respect to the Transfer Agent’s performance of the services and its internal controls related thereto. In addition, upon request of the Trust, the Transfer Agent will provide to the Trust a certification under Rule 38a-1 of 1940 Act with respect to the compliance provisions required by that Rule.

(i) Performance of Certain Services by the Trust or Affiliates or Agents. New procedures as to who shall provide certain of the transfer agency and record-keeping related services may be established in writing from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of the services and the Trust, its affiliates or agents may perform certain services on the Trust’s behalf. As of the commencement of this Agreement, the parties agree that the Trust, its affiliates or agents shall be responsible for performing the following services: (i) answering and responding to phone calls from Shareholders and broker-dealers; (ii) processing applicable transactions and account maintenances related to such calls; (iii) making certain outbound phone calls to Shareholders and broker-dealers; and (iv) processing correspondence responding to customer complaints. With respect to the services to be performed by the Trust or by any other Trust affiliate or agent, the Trust agrees that the Transfer Agent shall be relieved from all responsibility and liability for such services performed or to be performed by the Trust, its affiliates or agents (including any actions or inactions of the Trust, its affiliates or agents that adversely impact or delay a transaction or request prior to it being received by the Transfer Agent) and shall be indemnified and held harmless by the Trust against any liability arising therefrom to the same extent as provided for in Section 8 of this Agreement;

(j) Disaster Recovery/Business Resumption Planning. The Transfer Agent shall maintain at a location other than its normal location appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. The Transfer Agent shall continuously back up the Trust’s files and data, including the Shareholder records, and shall store the back-up in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the Trust’s files and data maintained by the Transfer Agent, including the Shareholder records, will be maintained intact and will enable the Transfer Agent to perform under this Agreement. The Transfer Agent maintains and will continue to maintain throughout the term of this Agreement, a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. The Transfer Agent will test the adequacy of its business continuity plan at least annually and the Trust may participate in such test. Upon request by the Trust, the Transfer Agent will provide the Trust with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will immediately notify the Trust of the disruption and the steps being implemented under the business continuity plan. If the Trust reasonably determines that the Transfer Agent has not or cannot put its disaster recovery plan in place quickly enough to meet the Trust’s needs or is otherwise unable to provide equal access to such services, the Transfer Agent shall promptly provide reasonable assistance and support to the Trust, in seeking such services from an alternative source;

(k) In the event that the Trust requests that the Transfer Agent modify the software and hardware or the systems, processes or procedures of the Transfer Agent used to perform the services, and the Transfer Agent agrees to such modification, the Trust shall be responsible for the Transfer Agent’s reasonable documented out-of-pocket expenses incurred while developing and implementing such modifications, provided the Trust supplies the Transfer Agent with written pre-approval of such expenses. If there are system modifications or operational changes that the Transfer Agent is required to make in order to comply with applicable regulatory changes, the Transfer Agent will make such modifications or changes at its own expense as it deems necessary and appropriate, in its sole discretion, to comply with such regulatory requirements. The Transfer Agent will consider reasonable recommendations of the Trust in connection with such modifications or changes. The Transfer Agent will also provide the Trust with access to certain client forums with which the Transfer Agent works cooperatively to develop updates and improvements to its services and systems. If the client forum members request a system modification or operational change, which the Transfer Agent agrees to make and which the Transfer Agent would not otherwise be making under the second sentence above, then the Transfer Agent may increase its fees or charges, but not more than such amount, reasonably necessary to reimburse the Transfer Agent for the Trust’s aliquot portion of the cost of making such requested system modification or operational change; provided, however, that the parties agree that the Transfer Agent shall discuss with the Trust the estimated cost of such changes prior to effecting such change;

(l) Provide assistance to and cooperate with the Trust during any Trust directed audits and regulatory examinations of the records and accounts directly related to the Trust in accordance with reasonable procedures and at reasonable frequencies. For purposes of such regulatory examinations or audits, at the request of the Trust, the Transfer Agent will make available, during normal business hours, all reasonably required records, data and operating processes directly related to services being provided to the Trust, for review by (i) representatives of the Trust, including its chief compliance officer, (ii) representatives of the appropriate regulatory agencies and/or (ii) any Trust auditors. The Trust understands and agrees that all auditors will be required by the Transfer Agent to execute a confidentiality agreement prior to being given access to such records, data and operating processes. The Transfer Agent shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all readily necessary information and compliance personnel is made available to the Trust’s chief compliance officer, as such may be required from time to time; and

(m) Maintain original Shareholder account applications, forms and correspondence and all other documents related to the services provided hereunder that are required by applicable law to be maintained for a period of six years (or until such earlier date as such records are returned to the Trust either upon request or upon termination of this Agreement) and also maintain copies of all such documents on a readily retrievable storage media during the term of this Agreement and deliver such documents to the Trust or its designee upon request.

2.	Third Party Administrators for Defined Contribution Plans

2.1	The Trust may decide to make available to certain employers (“Employers”), a qualified plan program (the “Program”) pursuant to which the Employers may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the “TPA(s)”).

2.2	In accordance with the procedures established in the initial Schedule 2.1 entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Trust from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as Transfer Agent of the Trust and not as a record-keeper for the Plans.

2.3	Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.	Fees and Expenses

3.1	Fee Schedule. For the performance by Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees as set forth in the attached Schedule 3.1 (“Fee Schedule”). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below shall apply to the period specified on the Fee Schedule and may be amended from time to time by a later dated Fee Schedule executed by both the Trust and the Transfer Agent. Such fees and out-of-pocket expenses and advances may be paid on behalf of the Trust by an administrator or affiliate of the Trust in accordance with Section 3.7.

3.2	Out-of-Pocket Expenses. In addition to the fees paid under Section 3.1 above, the Trust agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to Shareholder mailings, confirmation statements, Shareholder statements, postage, forms (including preparation of federal and state tax forms), telephone, microfilm, microfiche, fedwire charges, transcripts, records retention, pulling checks manually, foreign accounts, returned checks, training, technology support, administrative product support, commission distribution, state tax reporting, on-request reports or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust.

3.3	Postage. Postage for mailings by the Transfer Agent to all Shareholder accounts shall be paid to the Transfer Agent by or on behalf of the Trust.

3.4	Invoices. The Trust agrees to pay to the Transfer Agent all fees and reimbursable expenses within thirty (30) days following the receipt of the invoice, except for any fees or expenses that it has notified the Transfer Agent are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Trust.

3.5	Cost of Living Adjustment. Following the first year of the Initial Term (as defined in Section 12.1) of this Agreement, unless the parties shall have otherwise agreed to a new fee schedule in writing, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties as used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, (area: Boston-Brockton-Nashua, MA-NH-ME-CT, Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

3.6	Late Payments. The Trust shall pay undisputed amounts on the Transfer Agent’s invoices (for fees or reimbursable expenses) within thirty (30) days of the date such invoice was received by the Trust. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

3.7	Payments by Administrator or Affiliate. Any fees, expenses and advances due to the Transfer Agent under this Agreement may be paid to the Transfer Agent by the Trust or by the administrator for the Funds of the Trust (the “Administrator”) or an affiliate of the Trust; provided, however, that payments made by the Administrator or affiliate on behalf of the Trust shall be made in accordance with the terms of this Section 3 and the Trust shall remain liable for all such fees, expenses and advances until they are actually and fully paid.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment, personnel, policies and procedures to effectively perform its duties and obligations under this Agreement and under the laws applicable to its business and services.

4.7	The execution, delivery and performance of this Agreement by the Transfer Agent (1) has been duly authorized by the Transfer Agent and (2) will not conflict with, result in a breach of or constitute a default under any other agreement to which the Transfer Agent is a party or by which the Transfer Agent is bound.

4.8	It will perform its obligations in compliance with the federal and state laws, rules and regulations applicable to its business and services and with such other rules or standards that may be requested by the Trust from time to time and agreed upon by the Transfer Agent.

4.9	It has appointed and will continue to appoint employees with suitable training and skills to perform the services in a diligent and professional manner. All such employees will have been subjected to third party background checks by the Transfer Agent. It will not knowingly employ any person to participate directly or indirectly in the provision of any aspect of the services described in this Agreement who has been convicted of any criminal offense involving dishonesty, a breach of trust, or money laundering. The Trust, may from time to time, but no more frequently than once a year, request a certification from the Transfer Agent that the foregoing background checks are being conducted. Each employee shall be subject to, and shall have acknowledged in writing, his or her understanding and willingness to abide by (A) all of the Transfer Agent’s employee policies and procedures with respect to his or her required conduct while in the employ of the Transfer Agent, and (B) the Transfer Agent’s confidentiality policies and procedures. The Transfer Agent shall not provide the services hereunder from facilities outside of the United States without the prior written consent of the Trust (which consent will not be unreasonably withheld).

5.	Representations and Warranties of the Trust

The Trust represents and warrants to the Transfer Agent that:

5.1	The Trust is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware.

5.2	The Trust is empowered under applicable laws and by its Trust Instrument to enter into and perform this Agreement.

5.3	All corporate proceedings required by said Trust Instrument have been taken to authorize the Trust to enter into and perform this Agreement.

5.4	The execution, delivery and performance of this Agreement by the Trust (1) has been duly authorized by the Trust and (2) will not conflict with, result in a breach of or constitute a default under any other agreement to which the Trust is a party or by which the Trust is bound.

5.5	The Trust is an open-end management investment company registered under the 1940 Act. Each Fund is a series fund of the applicable Trust.

5.6	A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

6.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Trust acknowledges that the Security Procedure it has designated on the Transfer Agent’s selection form was selected by the Trust from security procedures offered by the Transfer Agent. The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Trust must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust’s authorized personnel. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street Bank and Trust Company (“State Street”) will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call- back. The Trust must report any objections to the execution of an order within thirty (30) days.

7.	Data Access and Proprietary Information and The Transfer Agent Information Security

7.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Fund-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Transfer Agent Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Transfer Agent Proprietary Information be deemed Customer Data. The Trust agrees to treat all Transfer Agent Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Transfer Agent Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and the Funds and their respective employees and agents to:

(a) Use such programs and databases (i) solely on the Trust’s computers, or (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Transfer Agent Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Transfer Agent Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d) Refrain from causing or allowing the Transfer Agent Proprietary Information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Trust’s employees or agents to have access only to the level of information and transactions as agreed to between the Trust and the Transfer Agent from time to time; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in the Transfer Agent Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2	The Transfer Agent Proprietary Information shall not include all or any portion of any of the foregoing items that are: (1) already known by the Trust without an obligation of confidentiality other than under this Agreement; (2) publicly known or becomes publicly known through no unauthorized act of the Trust; (3) independently developed by the Fund without use of the Transfer Agent’s confidential information; (4) disclosed without similar restrictions to an unaffiliated third party by the Transfer Agent; or (5) approved by the Transfer Agent for disclosure. In any dispute with respect to these exclusions, the burden of proof will be on the Trust to show that the exclusion applies.

7.3	The Trust acknowledges that its obligation to protect the Transfer Agent Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Transfer Agent Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Transfer Agent Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	If the Trust notifies the Transfer Agent that any of the Data Access Services (defined in Section 7.1) do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use its best efforts to correct such failure as promptly as possible and in accordance with any applicable service level requirements set forth in Schedule 1.2(d). Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

7.7	Information Protection Procedures. The Transfer Agent will maintain and enforce at the Transfer Agent service locations information protection procedures that are at least equal to the highest of the following: (a) the procedures employed by the Transfer Agent at locations utilized by the Transfer Agent to provide services to other similarly situated Transfer Agent customers, or (b) any higher standard or other procedures otherwise agreed upon by the parties in writing.

7.8	Information Security. The Transfer Agent will maintain at each service location safeguards against the destruction, loss, theft or alteration of the Trust’s data in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, as reflected in information set forth in Schedule 7.8, and from time to time enhanced in accordance with the undertakings set forth in Schedule 7.8 and changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements and as provided in Schedule 7.8. The Transfer Agent will meet with the Trust semi-annually in order that the parties may discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Trust’s data, the Transfer Agent will promptly (a) notify the Trust of such violation, and (b) if the applicable Trust data was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate and cure the violation, and (ii) provide the Trust with assurance reasonably satisfactory to the Trust that such violation will not recur. Except as may be strictly required by applicable law, the Transfer Agent agrees that it will not inform any unaffiliated third party of any such security breach without the Trust’s prior written consent; however, if such disclosure is required by applicable law, the Transfer Agent agrees to work with the Trust in connection with the preparation and content of such disclosure.

8.	Indemnification

8.1	The Transfer Agent shall not be responsible for, and the Trust shall defend, indemnify and hold harmless the Transfer Agent and its affiliates and the employees, officers, and directors of the Transfer Agent and its affiliates (each a “Transfer Agent Indemnified Party”) from and against, any and all costs and expenses of the Transfer Agent Indemnified Party (including without limitation reasonable attorneys’ fees) and all losses, damages, and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement as agent for the Trust, provided that such actions are taken by the Transfer Agent in good faith and without negligence or willful misconduct;

(b) The lack of good faith, negligent act, omission, or willful misconduct of the Trust, its affiliates, employees, officers, trustees or agents in connection with this Agreement; the breach by the Trust of any Trust obligations or Trust warranties under this Agreement; or the violation of any applicable law, statute or regulation by the Trust that affects this Agreement;

(c) The reliance upon, and any subsequent use of, or action taken or omitted in connection with this Agreement by the Transfer Agent, or its agents or subcontractors: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or provided by the Trust or any other person or firm on behalf of the Trust; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of the Trust’s legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Trust after consultation with such legal counsel and which expressly provide that the Transfer Agent may rely on such instruction or opinion; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons in accordance with the Procedures;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The negotiation and processing of any checks, wires or ACH transmissions, with respect to the Trust, including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent; or

(f) Upon the Trust’s request, entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2	The Transfer Agent shall defend, indemnify and hold harmless the Trust and its affiliates and the employees, officers, and directors of the Trust and its affiliates (each a “Wells Fargo Indemnified Party”) from and against, any and all costs and expenses of the Wells Fargo Indemnified Party (including without limitation reasonable attorneys’ fees) and all losses, damages, and liability arising out of or attributable to (a) any actions or failure of the Transfer Agent to act as a result of the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance of its services hereunder; or (b) a breach of the Transfer Agent’s representations or warranties under this Agreement.

8.3	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

9.	Standard of Care; Limitation of Liability

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of the Transfer Agent’s employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. The liability of the Transfer Agent hereunder shall be subject to the limits, if any, set forth on Schedule 3.1 attached hereto, as the same may be amended from time to time by mutual written agreement of the parties.

10.	Confidentiality

10.1	The term “Fund Confidential Information” includes “Customer/Consumer Information” (as defined in subsection (A) below) and “Fund Proprietary and Other Confidential Information” (as defined in subsection (B) below).

A.	Customer/Consumer Information. Any and all information or data, that is provided by, through or on behalf of the Trust or any of its affiliates to the Transfer Agent personnel, or is otherwise acquired by the Transfer Agent personnel in the course of performing under this Agreement, about or relating to any (i) current, prospective or former customer of the Trust or any affiliate (whether an individual, business entity, governmental unit, or otherwise), (ii) consumer of the Trust or any affiliate, (iii) nonpublic personal information of the Trust or any affiliate regarding its customers or consumers (within the meaning of Title V of the Gramm-Leach-Bliley Act and its implementing regulations), or (iv) any information subject to Section 628 of the Fair Credit Reporting Act and any regulations or guidelines adopted thereunder.

B.	Fund Proprietary and Other Confidential Information. Any and all confidential business, technical or data processing information, trade secret or other proprietary information disclosed by the Trust or any affiliate to the Transfer Agent personnel (including in the context of a Trust request for information or request for proposal, or related to discussions between the Trust and the Transfer Agent in anticipation of a potential purchase by the Trust from the Transfer Agent of its goods or services), acquired by the Transfer Agent in the course of carrying out the tasks hereunder or as a result of access to the premises of the Trust or any affiliate, whether or not (i) prepared by Transfer Agent personnel, (ii) reduced to writing, or (iii) in human readable or machine readable form.

C.	Exclusions. Fund Confidential Information will not include information that is: (1) already known by the Transfer Agent without an obligation of confidentiality other than under this Agreement; (2) publicly known or becomes publicly known through no unauthorized act of the Transfer Agent; (3) independently developed by the Transfer Agent without use of the Trust’s confidential information; (4) disclosed without similar restrictions to a third party by the Trust; or (5) approved by the Trust for disclosure. In any dispute with respect to these exclusions, the burden of proof will be on the Transfer Agent to show that the exclusion applies.

10.2	The Transfer Agent acknowledges that in the course of its relationship with the Trust, the Transfer Agent personnel will acquire or have access to Fund Confidential Information. The Transfer Agent acknowledges that Fund Confidential Information is confidential in nature, constitutes a valuable asset of the Trust, is proprietary to the Trust, and is properly the subject of protection. The Transfer Agent also acknowledges that the Trust has a responsibility to its customers and the customers of the affiliates to keep Customer/Consumer Information strictly confidential and proprietary. The Transfer Agent further acknowledges that the Trust and the affiliates may have proprietary or confidential information of third parties that they may rightfully use in the course of their businesses.

10.3	The Transfer Agent agrees that Transfer Agent personnel will not use, disclose or otherwise make available to any person or entity (except as required in performing the Transfer Agent’s services or other obligations under this Agreement) any Fund Confidential Information during the term of this Agreement or thereafter without the prior written consent of the Trust. The Transfer Agent further agrees that it will instruct the Transfer Agent personnel not to, sell, lease, assign, transfer, copy or reveal any Fund Confidential Information obtained while performing services for the Trust or any products or services that embody, in whole or in part, any Fund Confidential Information without the prior written consent of the Trust. The Transfer Agent agrees to establish and maintain commercially reasonable safeguards against the destruction, loss, alteration of or unauthorized access to Fund data (including without limitation Fund Confidential Information) in the possession of the Transfer Agent Personnel, which safeguards will include policies for the disposal/destruction of any such data. The Transfer Agent warrants that it will take all steps necessary to ensure fulfillment of this obligation. All Fund Confidential Information that is transmitted by the Transfer Agent over any network shall be encrypted in accordance with the Transfer Agent’s encryption policy, which has been provided to the Trust, or in accordance with such other procedures as may be mutually agreed upon by the parties from time to time.

10.4	Ownership of Fund Confidential Information. The Transfer Agent agrees and acknowledges that any and all Fund Confidential Information will at all times remain the sole and exclusive property of the Trust and its affiliates, and that the Transfer Agent will have no rights therein.

10.5.	Exclusions from Fund Confidential Information. The foregoing provisions shall not restrict any disclosure required to be made by applicable law, except that (i) in case of any requests or demands for the inspection of Fund Confidential Information that arise from persons other than authorized officers of the Trust, the Transfer Agent will immediately notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection and (ii) the Transfer Agent shall promptly notify an authorized officer of the Trust in writing of any and all legal actions received by or served on the Transfer Agent, and shall use its best efforts to promptly notify the Trust of all contacts and/or correspondence received by the Transfer Agent from any regulatory department or agency or other governmental authority purporting to regulate the Trust, regarding the Transfer Agent’s duties and activities performed in connection with this Agreement, and will cooperate with the Trust in responding to such legal actions, contacts and/or correspondence. Notwithstanding the restrictions on Fund Confidential Information described herein, when required by law, court order or regulatory authority, the Transfer Agent may disclose such Fund Confidential Information and/or records as it is advised by its legal counsel as necessary to comply with such law, court order or regulatory authority. The Transfer Agent will notify the Trust in advance of such disclosure (unless legally prohibited). The Trust and the Transfer Agent will agree on reasonable procedures regarding such disclosures and the Transfer Agent will use its best efforts to notify the Trust of requests for such information by the Securities and Exchange Commission or any other federal or state securities regulatory agencies prior to the release of such records.

10.6	Return of Fund Confidential Information. Upon termination of this Agreement, or as otherwise requested by the Trust, all Fund Confidential Information held by or on behalf of the Transfer Agent shall be promptly returned to the Trust or such other third party as the Trust may designate in writing, or an authorized officer of the Transfer Agent will certify to the Trust in writing that all such information has been destroyed.

10.7	Injunctive Relief. The Transfer Agent acknowledges that its obligation to protect Fund Confidential Information is essential to the business interest of the Trust and that the disclosure of such Fund Confidential Information in breach of this Agreement would cause the Trust immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of Fund Confidential Information in breach of this Agreement, the Trust shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief to enforce the provisions of this Article 10.

11.	Records

The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner, as it may deem advisable. To the extent required by Sections 17 and 17A of the Exchange Act, Section 31 of the 1940 Act, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and

Rules, and will be surrendered promptly to the Trust on and in accordance with its request. For purposes of this Section “records” shall mean: all written and electronic records, books, data, documents, reports, analyses, correspondence, papers, and files developed in connection with or relating to the Trust, which contain customer or Trust identifiable information.

12.	Termination of Agreement

12.1	Term. The initial term of this Agreement (the “Initial Term”) shall be five (5) years, commencing as of the close of business on April 11, 2005, unless otherwise terminated pursuant to the provisions of this Section 12. The Agreement will be automatically renewed for successive periods of one year each (“Renewal Term”) unless either party shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or Renewal Term that such party desires not to renew the term for an additional one year period. In the event the Trust wishes to terminate this Agreement prior to the expiration of the Initial Term or a Renewal Term, the Trust shall give one hundred twenty (120) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below). Moreover, the termination of this Agreement will not discharge or excuse completion or performance of any liability or services obligation herein undertaken or occurring prior to the effective date of the termination and shall not act to limit any right or remedies that may be available to the parties hereunder.

12.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust’s request, shall offer reasonable assistance to the Trust in converting the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust (the “Deconversion”) (This is subject to the recompense of the Transfer Agent for such assistance at their standard rates and fees in effect at the time within a reasonable time frame agreed to by the parties). As used herein, “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3	Termination or Non Renewal.

A.	Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Trust will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement which (i) have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Trust’s Deconversion.

B.	Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Trust shall pay the Transfer Agent the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution. With respect to a termination of this Agreement for cause by the Trust pursuant to Section 12.7, the payment of Deconversion costs shall be as agreed to by the parties and outlined on Schedule 12.3, attached hereto.

C.	Early Termination for Convenience. In addition to the foregoing, in the event that the Trust terminates this Agreement prior to the end of the Initial Term or any Renewal Term, the Trust shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Trust to the Transfer Agent under the Agreement times the number of months remaining in the Initial or Renewal Term (not to exceed four (4) months) and calculated at the account owner levels or as otherwise set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the “Early Termination Fee”); provided, however, the Trust shall not be obligated to pay the Early Termination Fee in the event that the Trust terminates or does not renew this Agreement (i) for cause, pursuant to Section 12.7, or (ii) due to the Transfer Agent’s bankruptcy, pursuant to Section 12.6, or (iii) pursuant to Section 15.3.

12.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement; provided, however, the Transfer Agent shall provide thirty (30) days written notice hereunder before termination under this Section 12.5.

12.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7	Cause. If either of the parties hereto (i) breaches any material provision of this Agreement, or (ii) becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, or (iii) if the Transfer Agent’s performance of the services hereunder, does not meet or exceed the

Service Level set forth in Schedule 1.2(e) for a particular service for a period of three (3) consecutive months (a “Service Level Default”), then in each case the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or, with respect to a Service Level Default, within ninety (90) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

In addition to the foregoing, in the event of a change of control (defined below) of the Transfer Agent, the Trust shall have the right in its sole discretion to terminate this Agreement. The Transfer Agent will give written notice to the Trust of said occurrence as soon as legally permissible and shall include sufficient detail to enable the Trust to evaluate the impact of such change of control on the Transfer Agent’s ability to continue to perform it obligations under this Agreement. For purposes of this Agreement, a change of control of the Transfer Agent shall mean the transfer (whether directly or indirectly, in a single transaction or series of related transactions) to, or the acquisition of all or substantially all of the assets or business of the Transfer Agent by any organization not affiliated with the Transfer Agent as of the date of this Agreement. For avoidance of doubt, a change of control shall not be deemed to have occurred in connection with any internal reorganization of the Transfer Agent or the transfer of its assets to an entity that is affiliated with the Transfer Agent as of the date of this Agreement and that is a registered transfer agent under Section 17A(c)(2) of the Exchange Act or any internal increase or decrease, as between the Transfer Agent’s current parent companies, of their respective level of share ownership in the Transfer Agent.

In addition to the foregoing, in the event of a change of control of the Trust, the Trust shall have the right in its sole discretion to terminate this Agreement upon the payment of an amount equal to the average monthly fee paid by the Trust to the Transfer Agent during the immediately preceding two (2) months, and calculated at the Account owner levels or as otherwise set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the “Change in Control Fee”). The Trust will give written notice to the Transfer Agent of said occurrence as soon as legally permissible and shall include sufficient detail to enable the Transfer Agent to evaluate the impact of such change of control on the Transfer Agent’s ability to continue to perform its obligations under this Agreement.

13.	Assignment and Third Party Beneficiaries

13.1	Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

13.2	Except as specifically provided herein, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Trust and the Transfer Agent, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Trust and the Transfer Agent.

14.	Subcontractors

14.1	The Transfer Agent may, with the consent of the Trust, which consent will not be unreasonably withheld, subcontract for the performance hereof with (i) any wholly owned subsidiary that is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act, or (ii) a Transfer Agent affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of its subsidiary or affiliate as it is for its own acts and omissions.

14.2	Prior to the provision of services hereunder, the Transfer Agent will conduct, or cause to be conducted (by contract or otherwise) third-party background checks on all unaffiliated subcontractors who will be involved in supporting the Transfer Agent’s provision of services hereunder which relate to the Trust’s computer networks, information systems, Customer/Consumer Information, databases or secure facilities, or wherein modifications may be made to the Trust information systems. The Transfer Agent will not knowingly allow any subcontractor to participate directly or indirectly in the provision of those services described in the foregoing sentence if such subcontractor has been convicted of any criminal offense involving dishonesty, a breach of trust, or money laundering. The Trust, may from time to time, request a certification from the Transfer Agent that the foregoing background checks are being conducted.

14.3	Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided that, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.	Miscellaneous

15.1	Amendment. Except as otherwise herein provided, this Agreement, including the Schedules, may be amended or modified only by a written agreement executed by both parties.

15.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

15.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, act or war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the foregoing, in the event such force majeure continues for more than a ninety (90) day period, either party shall have the right to terminate this Agreement upon written notice to the other party.

15.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. The terms and conditions hereof may be waived only by a written instrument signed by the party waiving compliance. The failure of the Transfer Agent or the Trust to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall neither constitute a waiver of any rights provided under this Agreement, estop either of them from thereafter demanding full and complete compliance nor prevent either of them from exercising such a right or remedy in the future.

15.9	DDAs. Unless otherwise amended by mutual agreement of the parties in writing subsequent to the date hereof, the parties agree that any balance earnings on the demand deposit accounts (“DDAs”) maintained by the Transfer Agent for the Trust in connection with the services shall be divided equally between the parties after the deduction of certain related fees and claims and the portion of the earnings owed to the Trust shall be credited against out of pocket expenses under this Agreement.

15.10	Entire Agreement. This Agreement, including the attached Schedules, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and incorporates, merges and supersedes any and all prior understandings and communications, whether written or oral, with respect to such subject matter.

15.11	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.12	Reproduction of Documents. This Agreement and any and all schedules, addenda, annexes, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.13	Notices. All notices required or permitted to be given under this Agreement shall be in writing (provided, however, that telephonic notice (with facsimile confirmation) will be given where required under this Agreement) and notice shall be deemed duly given upon delivery or refusal of delivery if personally delivered, upon confirmation of transmission if sent by facsimile transmission, upon the third business day after mailing if sent by registered or certified mail, postage prepaid, and upon receipt or refusal of delivery if sent by reputable courier, as follows, or to such other address a party may hereafter designate by notice to the other parties hereunder:

(a)	If to Boston Financial Data Services, Inc., to:

Boston Financial Data Services, Inc.
2 Heritage Drive – 4th Floor
North Quincy, Massachusetts 02171
Attention: Legal Department
Fax Number: (617) 483-2490

(b)	If to the Trust, to

525 Market Street – 12th Floor
San Francisco, California 94105
Attention: Stacie De Angelo
Fax Number: (415) 975-7068

15.14	Remedies Upon Default. In the event of breach of this Agreement by either party, the non-breaching party will be entitled to exercise any and all rights and remedies as will be available to it at law or in equity. The non-breaching party may exercise remedies concurrently or separately, and the exercise of one remedy will not be deemed either an election of such remedy or a preclusion of the right to exercise any other remedy.

15.15	Headings. Headings and subheadings of provisions of this Agreement and the table of contents are solely for the convenience of reference and are not a part of this Agreement and shall not affect the meaning, construction, operation or effect hereof.

15.16	No Partnership; Independent Contractor. Nothing contained in this Agreement shall be deemed or construed to create the relationship of a joint venture or partnership between the Trust and the Transfer Agent. Neither party shall have the authority to bind the other party without the other party’s written consent. The Transfer Agent is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of its business.

16.	Additional Funds

In the event that the Trust establishes a new series Fund, in addition to those listed on the attached Schedule A, with respect to which it is desired to have the Transfer Agent render services as transfer agent under the terms hereof, the Trust shall so notify the Transfer Agent in writing and the Transfer Agent agrees to provide such services to the newly created fund subject to the fees set forth on Schedule 3.1; provided, however, that the requirements of such new funds are generally consistent with the services then being provided by the Transfer Agent under this Agreement. To the extent that a newly created fund has features or characteristics that require functions or services that are not then being provided by the Transfer Agent under this Agreement, the Transfer Agent and the Trust shall agree in writing to as to any additional charges to be imposed with respect to such fund prior to it being added to this Agreement. The fees set forth on Schedule 3.1 shall not automatically apply to any funds that the Trust wishes to add to this Agreement which result from acquisition or merger subsequent to the execution of this Agreement. In the event that the Trust wishes to add funds that are the result of an acquisition or merger, the Trust and the Transfer Agent shall confer diligently and in good faith, and agree upon fees applicable to such funds.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

Each of the Trusts on Schedule A

BY:
A duly authorized officer of each such Entity
ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.

BY:
ATTEST:

TRANSFER AGENCY AND SERVICE AGREEMENT

SCHEDULE A

List of Wells Fargo Advantage Funds

Wells Fargo Funds Trust

100% Treasury Money Market Fund

Aggressive Allocation Fund

Asia Pacific Fund

Asset Allocation Fund

Balanced Fund

C&B Large Cap Value Fund

C&B Mid Cap Value Fund

California Limited-Term Tax-Free Fund

California Tax-Free Fund

California Tax-Free Money Market Fund

California Tax-Free Money Market Trust

Capital Growth Fund

Cash Investment Money Market Fund

Colorado Tax-Free Fund

Common Stock Fund

Conservative Allocation Fund

Corporate Bond Fund

Discovery Fund

Diversified Bond Fund

Diversified Equity Fund

Diversified Small Cap Fund

Dividend Income Fund

Emerging Markets Focus Fund

Endeavor Large Cap Fund

Endeavor Select Fund

Enterprise Fund

Equity Income Fund

Equity Index Fund

Equity Value Fund

Government Money Market Fund

Government Securities Fund

Growth Fund

Growth and Income Fund

Growth Balanced Fund

Growth Equity Fund

Heritage Money Market Fund

High Income Fund

High Yield Bond Fund

Income Plus Fund

Index Fund

Inflation-Protected Bond Fund

Institutional Emerging Markets Fund

Intermediate Government Income Fund

Intermediate Tax-Free Fund

International Core Fund

International Equity Fund

International Value Fund

Large Cap Appreciation Fund

Large Cap Growth Fund

Large Company Core Fund

Large Company Growth Fund

Life Stage - Conservative Portfolio

Life Stages - Aggressive Portfolio

Life Stages - Moderate Portfolio

Liquidity Reserve Money Market Fund

Mid Cap Disciplined Fund

Mid Cap Growth Fund

Minnesota Money Market Fund

Minnesota Tax-Free Fund

Moderate Balanced Fund

Money Market Fund

Money Market Trust

Municipal Bond Fund

Municipal Money Market Fund

National Limited-Term Tax-Free Fund

National Tax-Free Fund

National Tax-Free Money Market Trust

National Tax-Free Money Market Fund

Nebraska Tax-Free Fund

Opportunity Fund

Outlook 2010 Fund

Outlook 2020 Fund

Outlook 2030 Fund

Outlook 2040 Fund

Outlook Today Fund

Overland Express Sweep Fund

Overseas Fund

Prime Investment Money Market Fund

Short Duration Government Bond Fund

Short-Term Bond Fund

Short-Term High Yield Bond Fund

Short-Term Municipal Bond Fund

Small Cap Disciplined Fund

Small Cap Growth Fund

Small Cap Opportunities Fund

Small Cap Value Fund

Small Company Growth Fund

Small Company Value Fund

Small/Mid Cap Value Fund

Specialized Financial Services Fund

Specialized Health Sciences Fund

Specialized Technology Fund

Stable Income Fund

Strategic Income Fund

Strategic Small Cap Value Fund1

Total Return Bond Fund

Treasury Plus Money Market Fund

U.S. Value Fund

Ultra Short Duration Bond Fund

Ultra Short-Term Income Fund

Ultra Short-Term Municipal Income Fund

Value Fund

WealthBuilder Conservative Allocation Portfolio

WealthBuilder Equity Portfolio

WealthBuilder Growth Allocation Portfolio

WealthBuilder Growth Balanced Portfolio

WealthBuilder Moderate Balanced Portfolio

WealthBuilder Tactical Equity Portfolio

Wisconsin Tax-Free Fund

Wells Fargo Variable Trust2

VT Asset Allocation Fund

VT C&B Large Cap Value Fund

VT Discovery Fund

VT Equity Income Fund

VT International Core Fund

VT Large Company Core Fund

VT Large Company Growth Fund

VT Money Market Fund

VT Small/Mid Cap Value Fund

VT Opportunity Fund

VT Small Cap Growth Fund

VT Total Return Bond Fund

Schedule A amended: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved the establishment of Strategic Small Cap Value Fund, which is expected to commence operations in 2006.
[2]	On February 8, 2006, the Board of Trustees approved name changes to the Wells Fargo Variable Trust funds, which will become effective May 2006.

The foregoing schedule is agreed to as of February 8, 2006 and shall remain in effect until changed in writing by the parties.

Each of the Trusts on Schedule A

	BY:	/s/ Stacie De Angelo
Stacie D. DeAngelo

ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.

BY:

ATTEST: